UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2020

TECNOGLASS INC.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-35436	98-1271120
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores, Barranquilla, Colombia

(Address of Principal Executive Offices) (Zip Code)

(57)(5) 3734000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	TGLS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On October 30, 2020, Tecnoglass Inc. (the “Company”), and certain of its direct and indirect subsidiaries, as borrowers (“Borrowers”) entered into that certain Credit Agreement (“Credit Agreement”) with BBVA USA as joint lead arranger, sole bookrunner, administrative agent and a lender (“Administrative Agent”), and Banco de Sabadell, S.A., Miami Branch, Citizens Bank, N.A., and ING Bank N.V. – Dublin Branch as joint lead arrangers and lenders (collectively with the Administrative Agent, the “Lenders”). The Credit Agreement provides for a revolving loan commitment of $50 million (“Revolving Credit Facility”) and a delayed draw term loan commitment in an aggregate of $250 million (“Term Loan Facility”). The Borrowers may from time to time request up to an aggregate of $75 million in incremental increases in the Revolving Credit Facility or Term Loan Facility.

An aggregate of approximately $25 million of the Term Loan Facility (“Initial Term Loan”) will be disbursed to the Company on or about November 30, 2020. The proceeds of the Initial Term Loan will be used to repay certain existing indebtedness in an aggregate principal amount of $20 million, and for working capital and other corporate purposes. The Company may borrow additional amounts up to the aggregate Term Loan Facility until February 15, 2021 (each, “Second Term Loans”, and together with the Initial Term Loan, the “Term Loans”). The Company agreed to use the proceeds from the Second Term Loans to repay its outstanding 8.200% senior notes due 2022 in the original aggregate amount of $210 million. The Term Loans may be Eurodollar loans or base rate loans and are repayable in consecutive quarterly installments of 1.25% of the outstanding Term Loans through September 30, 2023 and 1.875% of the outstanding Term Loans thereafter through maturity. The Term Loans mature on October 30, 2025.

Loans made under the Revolving Credit Facility (each “Revolving Loans”) may be Eurodollar loans or base rate loans, or a combination thereof, as elected by the Company in accordance with the Credit Agreement. The Credit Agreement provides for a commitment fee of 0.35% or 0.50%, depending on the Company’s leverage ratio, payable on the amount of the Revolving Loan Facility in excess of the amount of the Revolving Loans outstanding. The Revolving Loans mature on October 30, 2025.

Eurodollar loans bear interest at a rate per annum equal to (i) an amount based on the LIBOR rate, with a floor of 0.75%, plus (ii) an initial margin rate of 3.0%, with subsequent margin rates between 2.5% and 3.5%, depending on the ratio of the Company’s consolidated total debt less up to $10 million of qualifying cash to the Company’s consolidated adjusted EBITDA for the four quarters ending on or prior to such date (“Consolidated Net Leverage Ratio”). Base rate loans bear interest at a rate per annum equal to (x) the higher of the federal funds rate plus 0.50%, the Administrative Agent’s prime rate, and the Eurodollar rate for a one month interest period plus 1%, plus (y) an initial margin rate of 2.0%, with subsequent margin rates between 1.5% and 2.5%, depending on the Consolidated Net Leverage Ratio.

The Term Loans and Revolving Loans (“Loans”) are secured by substantially all of the Company’s tangible and intangible property, including contracts and contract rights, accounts receivable, and intellectual property, and the pledge of the issued and outstanding shares of stock or other equity interests of certain of the Company’s direct and indirect subsidiaries, pursuant to a Security Agreement (the “Security Agreement”), expected to be finalized before November 30 2020, between the Company and the Administrative Agent.

The Company may at any time and from time to time prepay the Loans in whole or in part. Additionally, the Company must make the following mandatory prepayments: (i) beginning after its annual financial statements for the year ending December 31, 2021 are delivered to the Administrative Agent, an amount equal to 75% of consolidated excess cash flow (defined in the Credit Agreement) for the fiscal year less the amount of term loan prepayments made during the year, except that if the Company’s Consolidated Net Leverage Ratio as of the last day of such year is less than 2.75:1.00 but equal to or greater than 2.50:1.00, the foregoing percentage will be 50% and if the Company’s Consolidated Net Leverage Ratio as of the last day of such year is less than 2.50:1.00, there will be no mandatory prepayment; (ii) if the Borrowers or any subsidiary dispose of property or assets resulting in net cash proceeds in excess of $2.5 million in the aggregate for any year, 100% of such net cash proceeds; (iii) upon the incurrence or issuance of indebtedness, 100% of the net cash proceeds received therefrom; (iv) if the Borrowers or any subsidiary receive extraordinary receipts resulting in net cash proceeds in excess of $2.5 million in the aggregate for any year, 100% of such net cash proceeds; and (v) if at any time the total outstanding Revolving Loans exceeds the aggregate Revolving Credit Facility, 100% of such excess. In lieu of the mandatory prepayments set forth in items (ii) and (iv) above, at any time that no event of default shall have occurred and be continuing, Borrowers may elect to invest all or any portion of the net cash proceeds in fixed capital or operating assets. Prepayments will be applied first to repay the Term Loans and then to repay the Revolving Loans (without reducing the aggregate Revolving Credit Facility).

The Borrowers made certain representations and warranties to the Lenders in the Credit Agreement that are customary for credit arrangements of this type. Borrowers also agreed to maintain certain financial covenants, including (i) a minimum Consolidated Net Leverage Ratio as of the last day of any fiscal quarter of 3.75:1.00 for the fiscal quarters ending March 31, 2021 to December 31, 2021, 3.50:1.00 for the fiscal quarters ending March 31, 2022 to December 31, 2022, and 3.25:1.00 for the fiscal quarters ending March 31, 2023 and thereafter, which ratios may be adjusted from time to time to take into account material acquisitions, and (ii) a consolidated fixed charge coverage ratio (defined in the Credit Agreement) of less than 1.20:1.00 as of the last day of each quarter beginning with the quarter ending March 31, 2021. The Borrowers agreed to certain other negative covenants that are customary for credit arrangements of this type..

The Credit Agreement provides for customary events of default, including, among other things, the failure to pay when due any principal, interest or other amount due under the Credit Agreement, beaches of representations or warranties, failure to perform any covenant under the Credit Agreement (subject to cure periods for certain such defaults), certain cross-defaults in excess of $1 million, the commencement of a proceeding or other action under any bankruptcy or similar law, or certain other insolvency proceedings, a judgment is entered against a Borrower or any subsidiary in an amount exceeding $1 million, and such judgment is not satisfied, vacated, discharged, or stayed for sixty days, or a change of control (as defined in the Credit Agreement). Upon the occurrence of an event of default, the loan commitments may be terminated and all of the unpaid principal of all Loans, all accrued and unpaid interest, and all other amounts owing under the Credit Agreement and related documents may be declared immediately due and payable.

A press release announcing the Company entering into the foregoing is attached to this Form 8-K as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement.

It is expected that prior to November 30, 2020, in connection with the entry into the Credit Agreement described in Item 1.01 above, the Company will terminate its existing five-year $30 million term debt facility with Banco de Crédito del Perú and Banco Sabadell dated May 2, 2019 (“Prior Facility”). In connection with the termination of the Prior Facility, the Company paid off all outstanding borrowings, accrued interest, and fees, in an aggregate amount of approximately $15 million.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference herein.

Item 8.01 Other Events.

As previously disclosed, on January 11, 2019, the Company entered into an investment agreement (“Investment Agreement”) with Holding Concorde S.A.S. pursuant to which the parties formed a joint venture under the name Vidrio Andino Holdings S.A.S. (“VAH”) and the Company acquired a 25.8% minority interest in VAH. The purchase price for the Company’s interest in VAH was US$45 million, of which US$34.1 was paid in cash on May 3, 2019, and US$10.9 million was to be paid through the contribution of a piece of land located near the Company’s existing facility in Barranquilla, which land was owned by family members of the Company’s Chief Executive Officer (the “Contributed Land”).

On October 28, 2020, the Company purchased the Contributed Land in exchange for the issuance of an aggregate of 1,557,142 ordinary shares, $0.0001 par value, of the Company at a price of $7.00 per share, to Bienes & Construcciones MME S.A.S. which represents an approximate 33% premium based on the stock price as of the closing date October 27, 2020. The Company expects to contribute the Contributed Land to VAH on or before December 31, 2020.

Item 9.01 Financial Statement and Exhibits.

Exhibit	Description

99.1	Press release dated November 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2020

TECNOGLASS INC.

By:	/s/ Jose M. Daes
Name:	Jose M. Daes
Title:	Chief Executive Officer